Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Interest Payment Default
Tulsa, Oklahoma, July 6, 2006. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has failed to meet the interest payment due on June 30, 2006 on its outstanding 8% Convertible Secured Debentures due September 30, 2006. In the event that the interest payment is not met on or before July 10, 2006, ANEC expects that Computershare Trust Company of Canada, the Trustee under the Indenture governing the Debentures, will notify the debentureholders of an Event of Default pursuant to section 7.1(b) of the Trust Indenture for ANEC’s failure to timely pay interest due on June 30, 2006. Under those circumstances, the Trustee may, and upon request in writing from the holders of not less than 25% of the principal amount of the Debentures then outstanding, shall declare the outstanding principal of and all interest on the Debentures and other moneys outstanding under the Indenture to be immediately due and payable. In addition, the Trustee will have the right to enforce its rights on behalf of the Debenture holders against the collateral for the Debentures. The Debentures are collateralized by substantially all of ANEC’s assets. At June 30, 2006, the Debentures are outstanding in the principal amount of US$11,025,000 and accrued and unpaid interest at that date amounts to US$220,500.
ANEC is continuing its efforts to raise additional equity to pay the current interest obligation, fund its Louisiana drilling operation and re-finance other outstanding obligations.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the ability of ANEC to meet its obligations under the Trust Indenture and otherwise meet its outstanding financial and other obligations. Forward-looking statements also include management’s plans, intentions, beliefs and current expectations regarding ANEC’s future business operations, well drilling and operating activities and performance of ANEC. Forward looking statements also include management’s beliefs regarding production to be achieved from producing wells and its plans and expectations regarding further well drilling activities and the results of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of ANEC’s ability to meet its obligations under the Trust Indenture and its other obligations or its future performance and involve material risks and uncertainties. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at www.sec.gov.